Quanex Corporation
1900 West Loop South
Suite 1500
Houston, TX 77027
(713) 961-4600
                               January 27, 1995

     Dear Fellow Shareholder:

     You are cordially invited to attend the Company's Annual Meeting of Shareholders to be held at 8:30 a.m., C.S.T., on Thursday, March 2, 1995, at the JW Marriott Hotel, Houston Galleria, 5150 Westheimer, Houston, Texas.

     This year you will be asked to vote in favor of six proposals. The proposals concern the election of three directors, an amendment to the 1989 Non-Employee Director Stock Option Plan, an amendment to the 1988 Stock Option Plan, an amendment to the 1987 Non-Employee Director Stock Option Plan, an amendment to the 1978 Employee Qualified and Non-Qualified Stock Option Plan, and the appointment of independent auditors for fiscal 1995. These matters are more fully explained in the attached proxy statement, which you are encouraged to read.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THESE PROPOSALS AND URGES THAT YOU RETURN YOUR SIGNED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                   Thank you for your cooperation.

                                          Sincerely,
                                          Carl E. Pfeiffer
                                          Chairman of the Board

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 2, 1995

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Quanex Corporation, a Delaware corporation (the "Company"), will be held at the JW Marriott Hotel, Houston Galleria, 5150 Westheimer, Houston, Texas, on March 2, 1995, at 8:30 a.m., C.S.T., for the following purposes:

        (1) To elect three directors to serve until the Annual Meeting of Shareholders in 1998;

        (2) To consider and act upon a proposal to amend the Company's 1989 Non-Employee Director Stock Option Plan;

        (3) To consider and act upon a proposal to ratify an amendment to the Company's 1988 Stock Option Plan;

        (4) To consider and act upon a proposal to amend the Company's 1987 Non-Employee Director Stock Option Plan;

        (5) To consider and act upon a proposal to ratify an amendment to the Company's 1978 Employee Qualified and Non-Qualified Stock Option Plan;

        (6) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending October 31, 1995; and

        (7) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

    The Board of Directors has fixed the close of business on January 23, 1995, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any shareholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be produced at the time and place of the meeting during the whole time thereof.

    PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR DESIGNATION OF A PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

    The Company's Annual Report to Shareholders for the year ended October 31, 1994, accompanies this Notice.

                                          By order of the Board of Directors,
                                          MICHAEL W. CONLON, Secretary

Houston, Texas
January 27, 1995

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 2, 1995

    This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 27, 1995, to all holders of record on January 23, 1995, of the Common Stock, $.50 par value ("Common Stock"), of Quanex Corporation, a Delaware corporation (the "Company"), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held at 8:30 a.m., C.S.T., on Thursday, March 2, 1995, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any unrevoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specification has been made will be voted for the election as directors of the nominees listed herein and in favor of proposals 2, 3, 4, 5, and 6. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a shareholder attending and voting in person at the meeting.

    The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on January 23, 1995, the record date for determining shareholders who are entitled to receive notice of and to vote at the meeting, there were 13,429,533 shares of Common Stock issued and outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

    The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or telegraph by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), as well as by the firm of Beacon Hill Partners, Inc., which has been retained by the Company to assist in the solicitation for a fee of approximately $4,500. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company's principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas 77027.

                      MATTERS TO COME BEFORE THE MEETING

(1)  ELECTION OF THREE DIRECTORS

    Three directors are to be elected at the meeting. The Company's Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of three directors, Messrs. Broad, Walker, and Pfeiffer expire at the 1995 Annual Meeting. Messrs. Broad and Walker will not stand for re-election. The proposed nominees for director for a term expiring at the 1998 Annual Meeting are Carl E. Pfeiffer, Vincent R. Scorsone and Donald G. Barger, Jr. The respective terms of directors expire on the dates set forth below.

NOMINEES FOR ELECTION FOR TERMS                                                                          DIRECTOR
EXPIRING AT THE 1998 ANNUAL MEETING                   PRINCIPAL OCCUPATION                      AGE       SINCE

Carl E. Pfeiffer--------------------  Chairman of the Board, Quanex Corporation                 64          1966

Vincent R. Scorsone-----------------  Retired since 1994 from Alcoa Aluminum, a                 59         --
                                      manufacturer of aluminum products (Pittsburgh,
                                      Pennsylvania)

Donald G. Barger, Jr.---------------  Vice President of Finance and Chief Financial Officer     51         --
                                      of Worthington Industries, Inc., a manufacturer of
                                      steel products (Columbus, Ohio)

DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING

John D. O'Connell...................  Chairman, Executive Advisory Board of GES Exposition      64          1981
                                      Services, a Dial Corp. company, serving the
                                      convention/exposition industry (Houston, Texas)

Robert C. Snyder....................  President and Chief Executive Officer, Quanex             61          1986
                                      Corporation

DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL MEETING

Donald J. Morfee....................  International consultant (Sarasota, Florida)              70          1976

Gerald B. Haeckel...................  Financial consultant (Scottsville, Virginia)              65          1978

Michael J. Sebastian................  Executive Vice President Cooper Industries, Inc.,         64          1991
                                      manufacturer of electrical, automotive and industrial
                                      equipment (Houston, Texas)

    Messrs. Pfeiffer, Scorsone and Barger have indicated a willingness to serve if elected. If a nominee should be unable to serve or for good cause will not serve, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgement on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

    Each of the above persons, except for Messrs. Snyder, O'Connell, Scorsone and Barger, has been employed in the principal occupation shown above or in a similar one with the same employer for more than five years. Mr. Snyder has been employed by the Company for over five years, having served as Chief Executive Officer since October 1992, President since October 1989 and Chief Operating Officer from 1984 to 1993. For more than five years prior to its acquisition by GES Exposition Services in 1993, Mr. O'Connell was President and Chief Executive Officer of United Exposition Service Co., Inc. Mr. Scorsone was employed by Alcoa from 1960 until his retirement in 1994. His position prior to retirement was Executive Vice President chairman counsel. Mr. Scorsone currently serves on the board of the Indspec Chemical Company. Mr. Barger was appointed to his present position with Worthington Industries, Inc., in September 1993 and was employed by

B. F. Goodrich Company, manufacturer of automobile tires and related products, Akron, Ohio from 1973 to 1993. Each person has been previously elected a director by the shareholders of the Company, except for Messrs. Scorsone and Barger.

    Pursuant to the Company's Bylaws, the Board of Directors has established several committees, including an Executive Committee, an Audit Committee, a Management Development Committee, a Nominating Committee and a Salary Administration, Incentive Compensation and Stock Option Committee (the "Compensation Committee"). During the fiscal year ended October 31, 1994, the Board of Directors met five times. During the fiscal year ended October 31, 1994, the Audit Committee met two times, the Compensation Committee met seven times, and the Executive Committee, the Management Development Committee and the Nominating Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members.

    Messrs. Haeckel, Morfee, Sebastian, Pfeiffer and Walker are the current members of the Audit Committee. The Audit Committee recommends to the Board the selection and discharge of the Company's independent auditors, reviews the professional services performed by the auditors, the plan and results of their auditing engagement, and the amount of fees charged for audit and non-audit services by the auditors, and evaluates the Company's system of internal accounting controls. In addition, this Committee is responsible for directing and supervising any special investigations that it deems necessary.

    Messrs. Morfee, Sebastian and O'Connell are the current members of the Compensation Committee. This Committee recommends to the Board the compensation to be paid to the Company's directors, officers and key employees, recommends to the Board the employment, promotion and replacement of senior management personnel, and is responsible for administering the Company's Executive Incentive Compensation Plan, its stock option plans, and other employee benefit programs that require director participation.

    Messrs. Pfeiffer, Haeckel, Morfee, Snyder and O'Connell are the current members of the Executive Committee, which acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

    Messrs. O'Connell, Pfeiffer, Walker and Broad are the current members of the Nominating Committee. This Committee is responsible for recommending to the Board nominees for election as directors of the Company. In performing this function, the Committee will consider nominees recommended by shareholders of the Company, provided such recommendations are received before November 1 of each year with respect to the annual shareholders' meeting that is held thereafter. Recommendations should be addressed to the chairman of the Nominating Committee and sent to him at the Company's principal executive office.

    Messrs. Morfee, Pfeiffer, Sebastian, O'Connell and Snyder are the current members of the Management Development Committee. This committee is responsible for recommending development and succession of the executive management of the Company.

    The Company's Bylaws provide that, subject to certain limitations discussed below, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The Company's Bylaws also provide that a shareholder must give written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and
(ii) with respect to an election to be held at a Special Meeting of Shareholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to shareholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a shareholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to shareholders. Each notice of a nomination from a shareholder shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a shareholder's intent to nominate a person for director at the 1996 Annual Meeting must be given on or before December 3, 1995.

    Directors (other than Mr. Snyder who is an officer of the Company) are currently paid an annual fee of $17,000 and a fee of $900 for attendance at each meeting of the Board and any committee on which they serve. In addition, Mr. Pfeiffer receives a fee of $25,000 per year for serving as Chairman of the Board. Messrs. Haeckel and Morfee receive an additional $2,000 annually for services as the Chairman of the Audit Committee and the Compensation Committee, respectively. Travel and lodging expenses incurred by directors to attend such meetings are also paid by the Company. Non-employee directors are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $1,900 to $5,373 per director for fiscal 1994.

    At the Annual Meeting of Shareholders held on February 23, 1988, the shareholders approved the Quanex Corporation Non-Employee Director Plan, which provides for the granting of options to non-employee directors to purchase up to an aggregate amount of 100,000 shares of Common Stock. The Non-Employee Director Plan initially provided that each non-employee director of the Company as of the 1987 Annual Meeting and each future non-employee director as of his election as a director of the Company would be granted an option to purchase 10,000 shares of Common Stock at a price per share of Common Stock equal to the fair market value of the Common Stock as of the date of the grant. During 1988, the Non-Employee Director Plan was amended to provide that the grant of options thereunder to future non-employee directors would occur on the date of the first anniversary of their election rather than upon their election. Options granted under the Non-Employee Director Plan become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of the grant and must be exercised no later than ten years from the date of grant. No options may be granted under the plan after June 22, 1997.

    At the Annual Meeting of Shareholders held on February 22, 1990, the shareholders of the Company approved the Quanex Corporation 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 210,000 shares of Common Stock. The 1989 Plan provides for grants of options with respect to 3,000 shares of Common Stock to all non-employee directors on each October 31 on which the director serves as a director of the Company. Options granted under the 1989 Plan may be exercised by the holder thereof in whole or in part at any time or from time to time commencing six months after the date of grant and must be exercised no later than ten years from the date of grant. No options may be granted under the 1989 Plan after December 5, 1999.

    The Company also has in effect a Non-Employee Director Retirement Plan, which provides non-employee directors who have served on the Board of Directors of the Company for at least ten full years an annual payment after retirement from the Board equal to the base annual director retainer fee received by the director at the time such director ceases to serve on the Board (currently $17,000). Under the Non-Employee Director Retirement Plan, the Company will continue to make an annual payment for a period equal to the aggregate length of time the director served on the Board of Directors as a Non-Employee Director, unless earlier terminated due to (i) the death of the director, (ii) the expiration of two years following the termination of the Non-Employee Director Retirement Plan or (iii) the director serving as a director, officer or employee of a competitor of the Company.

(2) - (5)  APPROVAL OF AMENDMENTS TO THE STOCK OPTION PLANS

    The Board of Directors of the Company has approved, upon recommendation of the Compensation Committee, an amendment to each of the Company's 1988 Stock Option Plan (the "1988 Plan"), 1978 Employee Qualified and Non-Qualified Stock Option Plan (the "1978 Plan"), 1989 Non-Employee Director Stock Option Plan (the "1989 Plan") and 1987 Non-Employee Director Stock Option Plan (the "1987 Plan"). The amendments to the 1989 Plan and 1987 Plan were approved subject to stockholder approval and the amendments to the 1988 Plan and the 1978 Plan provide that they will not be effective as to any person subject to Section 16 of the Securities Exchange Act of 1934 unless such amendment is ratified by the shareholders.

    The amendment to each of the foregoing plans generally provides that the termination of employment of a holder of an option under such plan by reason of such holder's death, permanent disability or, under certain circumstances, retirement will no longer accelerate the termination date of such option and such option will continue to vest following such termination of employment. The amendments to the 1989 Plan and 1987 Plan also provide that a director may be eligible to retire for purposes of such plans upon the completion of the earlier of six years service and two full three-year terms of office.

    The purpose of the amendments is to provide additional incentive to the holders of options under the plans for the benefit of the Company and its stockholders by eliminating the current provisions of the plans that force the optionee (or optionee's executors, administrators or devisees) to exercise his or her option within a short period of time following the optionee's retirement, disability or death and by assuring the optionee that the benefits contemplated to be provided by the options granted under the Company's stock option plans will not be reduced as a result of the death, disability or retirement of an optionee prior to the vesting of the optionee's options. In recommending the amendments to the Board of Directors of the Company, the Compensation Committee expressed its belief that the present limitations on the times during which options may be exercised after retirement, death or disability result in some loss of incentive for management to focus on the long term and sometimes unfairly denies management, or their heirs, the benefit of management's policies which result in a long term benefit to the Company occurring after retirement, death or disability.

    The amendments will not affect the exercise period for any option that is an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"), or provide for the extension of the exercise period or continued vesting of options in the event of a voluntary termination of the employment relationship of an optionee with the Company other than in the context of retirement, death or disability. In addition, the amendments will not increase the number of shares of Common Stock that may be subject to options under any of the plans or otherwise extend the term of any option.

    The following is a summary of certain features of each of the stock option plans, as they are proposed to be amended.

1978 EMPLOYEE QUALIFIED AND NON-QUALIFIED STOCK OPTION PLAN AND 1988 STOCK OPTION PLAN ("EMPLOYEE OPTION PLANS")

    The 1978 Plan permitted and the 1988 Plan permits the grant of any form of stock option to eligible employees and the grant of stock appreciation rights in tandem with such options. The Employee Option Plans are each administered by the Compensation Committee. The individuals who were eligible to participate in the 1978 Plan and who are eligible to participate in the 1988 Plan are such full-time key employees, including officers and employee-directors, of the Company, or any parent or subsidiary corporation of the Company, as the Compensation Committee may determine from time to time (approximately 39 persons at October 31, 1994).

    Under the 1978 Plan and the 1988 Plan, 675,000 shares and 750,000 shares, respectively, of Common Stock were initially reserved for issuance upon exercise of options, which may be granted at option prices equal to or greater than the fair market value of the Common Stock on the date of grant. At October 31, 1994, options to purchase a total of 20,629 shares and 481,672 shares were outstanding under the 1978 Plan and the 1988 Plan, respectively. The outstanding options under the 1978 Plan expire on various dates from April 22, 1997, to October 26, 1998, and the option prices range from $4.1875 to $14.00. The outstanding options under the 1988 Plan expire on various dates from July 31, 1999, to October 13, 2004, and the option prices range from $9.25 to $25.625. The aggregate market value of the Common Stock subject to options under the 1978 Plan and the 1988 Plan as of January 16, 1995, was $446,102 and $10,416,157, respectively.

    Under the terms of the 1978 Plan, no further options may be granted to employees thereunder. Options granted under the 1988 Plan may be either Incentive Stock Options or Non-statutory Stock Options (each as defined in such plan). In general, options may be exercised under the 1988 Plan for a period of up to ten years from the date of grant (with such vesting requirements as may be set by the Compensation Committee). Subject to certain limitations, and in the sole discretion of the Compensation Committee, the payment of the exercise price of options granted under the 1988 Plan may be made with shares of stock owned by the optionee.

    No option granted under the Employee Option Plans may be exercisable after the expiration of ten years from the date of grant. In addition, (i) the holder of an option under the 1978 Plan and the holder of a Non-statutory Stock Option under the 1988 Plan who severs the employment relationship between the Company and the optionee for any reason other than his death, disability or retirement, and (ii) the holder of an Incentive Stock Option under the 1988 Plan who severs the employment relationship between the Company and the optionee for any reason other than his death or disability, will be entitled to exercise his option only (i) in respect to the number of shares that the optionee would have been entitled to purchase had the optionee exercised the option on the date of such severance of employment and (ii) during the time period commencing with the severance of employment and ending one day prior to the expiration of three months following the date of such severance. The foregoing provisions were not modified by the amendments to the Employee Option Plans.

    If the employment relationship with the Company of a holder of an Incentive Stock Option under the 1988 Plan is terminated by reason of death or disability, then the optionee (or his executors, administrators or devisees in the case of death) will be entitled to exercise the option (i) in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the option on the date of termination and (ii) during the time period commencing with the termination and ending one year following the date of the termination. The foregoing provision was not modified by the amendment to the 1988 Plan. There are no outstanding Incentive Stock Options under the 1978 Plan.

    If the employment relationship with the Company of a holder of a Non-statutory Stock Option under the Employee Option Plans is terminated by reason of death, disability or retirement, then the optionee (or his executors, administrators or devisees in the case of death) will be entitled to exercise the option following such termination and such option will continue fully in effect and the option will continue to vest notwithstanding the termination of employment. Prior to the amendment of the

Employee Option Plans, upon the death, disability or retirement of an optionee, the optionee (or his executors, administrator or devisees) could have exercised such option (i) in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the option on the date of termination and (ii) during the time period commencing with the termination and ending one year following the date of such termination.

    Under current interpretations of the Code, the grant of an option to a participant under either of the Employee Option Plans will not result in any income tax consequences to the participant. Generally, the exercise of an Incentive Stock Option under the 1988 Plan will not result in any income tax consequences to a participant if the Incentive Stock Option is exercised by the participant within a specified period. A participant will recognize income at the date of exercise of a Non-statutory Stock Option under the 1988 Plan or an option under the 1978 Plan on the difference between (i) the fair market value of the shares acquired pursuant to the exercise of the option and (ii) the exercise price of the option. The Company anticipates that it will be entitled to a deduction in the same amount as the income recognized by a participant due to the exercise of an option.

1987 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN AND 1989 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN ("DIRECTOR OPTION PLANS")

    The 1987 Plan and the 1989 Plan initially provided for the granting to non-employee directors of the Company (currently seven) options to purchase up to an aggregate of 100,000 shares and 210,000 shares, respectively, of Common Stock.

    The 1987 Plan provides that on the first anniversary following each non-employee director's initial election as a director, such director will be granted an option to purchase 10,000 shares of Common Stock at a price per share of Common Stock equal to the fair market value of the Common Stock as of the date of grant. Options granted under the 1987 Plan become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant. At October 31, 1994, options to purchase a total of 20,000 shares were outstanding under the 1987 Plan. The outstanding options under the 1987 Plan expire from June 23, 1997 to December 3, 2002, and the option prices range from $6.00 to $20.50. The aggregate market value of Common Stock subject to options under the 1987 Plan as of January 16, 1995, was $432,500.

    The 1989 Plan provides for the granting to non-employee directors of options with respect to 3,000 shares of Common Stock on each October 31, on which the director serves as a director of the Company. Options granted under the 1989 Plan may be exercised by the holder in whole or in part at any time or from time to time commencing six months after the date of grant and must be exercised no later than ten years from the date of grant. At October 31, 1994, options to purchase an aggregate of 87,000 shares were outstanding under the 1989 Plan. The options expire on various dates from December 6, 1999 to October 31, 2004 and the option prices range from $10.50 to $24.875. The aggregate market value of Common Stock subject to options under the 1989 Plan as of January 16, 1995, was $1,881,375.

    A director who ceases to be a member of the Company's Board of Directors for any reason other than his death, disability or retirement may exercise options he holds granted under the Director Option Plans (i) in respect to the number of shares that he would have been entitled to purchase had he exercised the option on the date he ceased to be a member of the Board of Directors and
(ii) during the period commencing upon such cessation of service and terminating three months after such cessation. The Director Option Plans are silent as to what constitutes "retirement". The proposed amendment to the Director Option Plans would provide that an optionee will be treated as having retired from the Company's Board of Directors if he or she completes either two full three-year terms or six years of service on the Company's Board of Directors.

    Under the Director Option Plans, as proposed to be amended, if the holder of an option ceases to be a member of the Company's Board of Directors because of his death, permanent disability or retirement, then such optionee (or his executors, administrators or devisees) will continue to be able to exercise such option notwithstanding such cessation of service and each such option will continue fully in effect and the option will continue to vest notwithstanding the termination of the Board membership. Currently, the Director Option Plans provide that an optionee (or his executor, administrators or devisees) may exercise such option (i) in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the option on the date of such termination of Board membership and (ii) during the time period commencing with the date of such termination of Board membership and ending one year following such date.

    Under current interpretations of the Code, the grant of an option to a participant under either of the Director Option Plans will not result in any income tax consequences to the participant. A participant will recognize income at the date of exercise of an option under the Director Option Plans on the difference between (i) the fair market value of the shares acquired pursuant to the exercise of the option and (ii) the exercise price of the option. The Company anticipates that it will be entitled to a deduction in the same amount as the income recognized by a participant due to the exercise of an option.

VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL

    The Board of Directors of the Company has adopted the amendment to each of the Employee Option Plans and Director Option Plans. However, the amendment to Director Option Plans and the amendment to the Employee Option Plans as to any person subject to Section 16 of the Securities Exchange Act of 1934 will not be effective unless the holders of at least a majority of the outstanding shares of Common Stock vote "FOR" the approval (or ratification, as the case may be) of each amendment.

    The enclosed form of proxy provides a means for shareholders to vote for the approval of the amendment to each plan, to vote against the approval of the amendment to each plan or to abstain from voting with regard to approval of the amendment to each plan. Each properly executed proxy received in time for the meeting will be voted as specified therein. If a shareholder executes and returns a proxy but does not specify otherwise, the shares represented by such shareholder's proxy will be counted for approval of the amendment to each plan. Because the vote required for approval of the amendments requires the affirmative vote of a majority of the outstanding shares of Common Stock, abstentions and unvoted positions in brokerage accounts with respect to each proposal will have the same effect as a vote against such proposal.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO EACH OF THE 1989 PLAN, THE 1988 PLAN, THE 1987 PLAN AND THE 1978 PLAN.

(6)  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Deloitte & Touche as independent auditors for the year ending October 31, 1995, subject to ratification of the shareholders at the 1995 Annual Meeting. Representatives of Deloitte & Touche LLP are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

    The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting is necessary for ratification of the selection of Deloitte & Touche. Because abstentions and broker nonvotes will be considered in the determination of the number of shares present in person or by proxy in the Annual Meeting, abstentions and broker nonvotes will have the same effect as a vote against ratification.

                             FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS

    The following table sets forth as of November 30, 1994, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock. Such information is based upon information provided to the Company by such persons.

                                        AMOUNT AND
                                         NATURE OF
                                        BENEFICIAL
NAME AND ADDRESS                         OWNERSHIP        PERCENT

FMR Corportion, 82 Devonshire Street,
  Boston, MA 02109...................    1,463,729(1)       10.9

Wellington Management Company, 75
  State Street,
  Boston, MA 02109...................    1,192,600(2)        8.9

(1) Sole voting power over 77,629 shares and sole dispositive power over all shares.

(2) Shares voting power for 860,106 shares.

    The following table sets forth as of November 30, 1994, the number and percentage of beneficial ownership of shares of Common Stock and the Preferred Stock for each current director and nominee for director of the Company, the executive officers named in the compensation table below and all officers and directors as a group.

                                         DEPOSITARY
                                         PREFERRED
                                           SHARES      SHARES OF COMMON STOCK
                                        BENEFICIALLY    BENEFICIALLY OWNED(1)
                                           OWNED      AS OF NOVEMBER 30, 1994
                                           AS OF       ----------------------
                                        NOVEMBER 30,   NUMBER      PERCENTAGE
NAME                                      1994(2)     OF SHARES    OF SHARES

Fred J. Broad........................        0         26,000         *
Donald J. Morfee.....................    2,000         22,389(3)      *
Gerald B. Haeckel....................        0         25,200         *
John D. O'Connell....................      500         15,452         *
Vernon E. Oechsle....................        0         20,012         *
Carl E. Pfeiffer.....................        0        142,266          1.1
Michael J. Sebastian.................    1,000         13,459         *
Robert C. Snyder.....................   10,840        144,390          1.1
Robert L. Walker.....................        0         11,401         *
Vincent R. Scorsone..................        0              0         *
Donald G. Barger, Jr.................        0              0         *
Ted F. Olt...........................    9,089         55,342         *
Wayne M. Rose........................        0         46,487         *
Robert V. Kelly, Jr..................        0         78,144         *
All officers and directors as a group
  (16 persons).......................   23,429        748,940(4)       5.4

 * Less than 1.0%

(1) Unless otherwise indicated, directors have sole voting and investment power with respect to the shares they own. The beneficial ownership of shares of Messrs. Broad, Haeckel, Kelly, Morfee, O'Connell, Olt, Pfeiffer, Rose, Sebastian, Snyder, and Walker includes 22,000, 12,000, 43,332, 9,000, 6,000, 38,332, 60,000, 41,666, 9,666, 84,199, and 9,000, shares, respectively, that may be acquired through exercise of stock options. The beneficial ownership of shares of Messrs. Morfee, Sebastian, Snyder, Olt and O'Connell and all officers and directors as a group includes 1,587, 793, 8,603, 396, 7,213 and 11,379 shares, respectively, that may be acquired through conversion of shares of Preferred Stock. The beneficial ownership of shares of Messrs. Snyder and Oechsle includes 7,331 and 4,412 shares, respectively, of Restricted Stock.

(2) Each Depositary Preferred Share represents 1/10th of a share of Preferred Stock.

(3) Includes 4,905 shares owned by Mr. Morfee's wife as to which beneficial ownership is disclaimed.

(4) Includes 453,461 shares that may be acquired through the exercise of outstanding stock options. Also includes 7,331, 4,412, 2,720 and 2,691 shares of restricted stock for Messrs. Snyder, Oechsle, Rose and Kelly, respectively, and 22,400 shares of restricted stock for all officers and directors as a group.
                                      9
EXECUTIVE OFFICERS

    Set forth below is certain information concerning the present executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company's directors.

NAME AND AGE                           OFFICE AND LENGTH OF SERVICE

Robert C. Snyder; 61.................  President since 1989 and Chief Executive
                                         Officer since 1992

Vernon E. Oechsle; 52................  Executive Vice President and Chief
                                         Operating Officer since 1993

Wayne M. Rose; 48....................  Vice President and Chief Financial
                                         Officer since 1987

James C. Hill; 47....................  Vice President since 1984 (also Group
                                         President since 1983)

Robert V. Kelly, Jr.; 56.............  Vice President since 1979 (also Group
                                         President since 1982)

*T. F. Olt; 59.......................  President of Nichols-Homeshield
                                         since 1989

*Patrick H. Wannell; 55..............  President of LaSalle Steel Company
                                         since 1991

Joseph K. Peery; 55..................  Vice President -- Human Resources
                                         since 1984

Viren M. Parikh; 52..................  Controller since 1993

* Although Messrs. Olt and Wannell are not executive officers of the Company, each performs a policymaking function for the Company. Mr. Olt in his capacity as the President of the Company's Nichols-Homeshield Division and, as the result of policy changes effected in June 1994, Mr. Wannell in his capacity as President of the Company's LaSalle Steel Company subsidiary. Accordingly, for purposes of this Proxy Statement, each is considered to be an executive officer of the Company.

    Mr. Olt recently determined that a Form 4 filed by him in May 1992 incorrectly reflected that he acquired 1,000 shares of Convertible Exchangeable Preferred Stock of the Company instead of the 1,300 shares actually acquired.

    Messrs. Rose, Hill, Olt, Peery, and Kelly have been principally employed in the positions shown above for more than five years. Mr. Snyder has been with the Company for more than five years and has held various operational positions, including Chief Operating Officer, Group President and Executive Vice President, President of the Company's former Viking Metallurgical subsidiary and General Manager of the Company's former Atlantic Tube Division. Mr. Snyder was named Chief Executive Officer of the Company on October 1, 1992. Mr. Oechsle was named Chief Operating Officer of the Company on August 1, 1993. Prior to that Mr. Oechsle was Executive Vice President of the Automotive Sector of Allied Signal since December 1990 and Group Vice President of Dana Corporation since January 1985. Mr. Wannell has been with the Company in the capacity shown above since 1991. Prior to his present position Mr. Wannell was Vice President Sales and Marketing for LaSalle Steel Company. Mr. Parikh has been with the Company for more than five years and from November 1, 1983, served as Tube Group Controller until April 1, 1993 when he was named Quanex Corporation Controller.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

    The Compensation Committee (the Committee) of your Board of Directors is pleased to present its annual report to shareholders on executive compensation. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended October 31, 1994.
                                      10

    During the fiscal year, the Committee was comprised of the following Board members, all of whom were non-employee directors of the Company: Donald J. Morfee, Chairman, John D. O'Connell, and Michael J. Sebastian. The Committee's responsibilities are, among other things, to oversee the development and administration of the compensation program for corporate officers and key executives, and administer the executive annual incentive and stock plans. During the fiscal year, the Committee met six times and completed a detailed evaluation of the compensation program.

EXECUTIVE COMPENSATION PHILOSOPHY

    The objective of the executive compensation program is to create strong financial incentive for corporate officers and key executives to achieve demanding performance plans by offering them the opportunity to earn above average compensation when the Company achieves above average results. To achieve this objective, the Company emphasizes variable incentive pay. The total compensation program includes base salary, annual cash incentive compensation, longer term stock based grants and awards, and executive benefits.

    On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives to the compensation received by executives in similar companies with comparable positions. The primary market comparisons are made to a broad group of manufacturing companies, adjusted for size and job responsibilities. This group is broader than the peer companies included in the Relative Market Performance graph presented elsewhere in this proxy and is used because it is more representative of the executive market in which the Company competes for talent and provides a consistent and stable market reference from year to year. As a secondary validation, however, the pay levels of the peer companies included in the Relative Market Performance graph are compared against the broad manufacturing group and have been found to be comparable. Data sources include national survey databases, proxy disclosures, and general trend data provided by consultants.

    Variable incentives, both annual and longer term, are important components of the program and are used to link pay and performance results. Longer term incentives are designed to create a heavy emphasis on the increase in shareholder value as measured by share price appreciation and dividends. The annual incentive plans measure a combination of corporate and division profitability using Return on Common Equity ("ROE") and Return on Investment ("ROI") and cash flow. Executives with Company-wide responsibilities are primarily measured on overall Company results compared to the results of the broad group of manufacturing companies noted above. Executives with specific business unit responsibilities are measured on both Company-wide and their business unit results. Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 75th percentile when Company performance results are at the 75th percentile.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based". For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under its current employee stock option plans should be excluded from the $1 million limitation calculation. Compensation relating to the Company's restricted stock and incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Committee under the Company's plans in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's shareholders. The Committee, however, intends to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future. The Committee

                                      11

does not currently anticipate that any of the Company's executives will receive compensation in fiscal 1995 that would not be deductible as a result of the application of Section 162(m).

    Following is a discussion of each of the principal components of the executive total compensation program.

BASE SALARY

    The base salary program targets the median of the primary comparison group. Each executive is reviewed individually on an annual basis. Salary adjustments in 1994 were based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the median at any point in time.

ANNUAL INCENTIVE COMPENSATION

    The Committee administers the Executive Incentive Compensation Plan ("EICP") for its corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility, and their individual contributions to the Company's success.

    During 1994, incentive compensation under the EICP was awarded to each of the executives named in the cash compensation table. The EICP relies heavily on predetermined, objective performance measures. For 1994, the performance measures included cash flow to revenue ratio against plan, and return on common equity and return on investment, both compared to an industry peer group established at the beginning of the fiscal year. Each participant has a discretionary component. Target performance is calibrated at the 75th percentile of the peer companies. If this performance level is achieved, the resulting incentive awards, in combination with base salary, are targeted at the 75th percentile of the market. The executive total cash compensation levels for 1994 were consistent with Company-wide performance results.

LONGER TERM STOCK BASED COMPENSATION

    The goal of the Company's stock based incentive plans is to directly link a significant portion of the executive's compensation to the enhancement of shareholder value. In addition, longer term incentives encourage management to focus on longer term development and prosperity of the Company, in addition to annual operating profits.

    The Company regularly grants stock options to its key executives based on competitive multiples of base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to the longer term success of the Company. In determining the appropriate grant multiples, the Company compares itself to publicly traded companies of comparable size for whom stock is a significant part of total compensation. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Options typically are granted at fair market value on the date of grant, have a term of ten years, and vest over a three year period. During fiscal 1994, the Committee granted options to purchase shares of Common Stock to each of the executives named in the cash compensation table consistent with this policy.

    In 1994, the Company also awarded its officers restricted shares which vest over an eight year period. The vesting period may be accelerated (performance vesting) to as little as three years if certain thresholds relating to total shareholder returns are met. These awards are intended to increase the actual share ownership among senior executives, and encourage retention of executive talent. Restricted stock awards are not made on a regular basis.
                                      12
EXECUTIVE BENEFITS

    The Company believes that it is critical in attracting and retaining top caliber executives to provide comprehensive benefits that address the unique circumstances of executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations and provide a mechanism for recruiting and retaining long service executives. The Company provides corporate officers with supplemental retirement and life insurance benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Chief Executive Officer, Mr. Robert Snyder, participates in the executive compensation program described in this report.

    In 1994, Mr. Snyder's base salary was increased from $378,000 to $415,000 based on market comparisons to the primary comparison group.

    For 1994, Mr. Snyder received an annual incentive award of $293,000. Sixty-six percent of Mr. Snyder's incentive award was based on objective performance measures (cash flow, ROE, and ROI) and thirty-four percent was based on a discretionary evaluation by the Committee. Factors that were considered in determining the discretionary component of this award included his performance in achieving significant improvements in profitability and actions taken in 1994 to diversify and expand the Company's markets, manufacturing capacity and customer base, which the Committee believes will have positive long term impact on revenues and profitability of the Company.

    In 1994, Mr. Snyder received stock options for 48,000 shares of Common Stock with an exercise price of $25.625 per share (fair market value on the date of grant). In addition, Mr. Snyder was awarded 7,331 shares of restricted stock which will vest in eight years unless accelerated based on total return to shareholders.

                                          Compensation Committee

                                          Donald J. Morfee, Chairman
                                          John D. O'Connell
                                          Michael J. Sebastian

    The following table sets forth information concerning the cash compensation and additional incentive compensation paid by the Company to the Chief Executive Officer and to each of its four most highly compensated executive officers for each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM COMPENSATION
                                                                                        ----------------------------------
                                                                                                AWARDS
                                                      ANNUAL COMPENSATION               -----------------------    PAYOUTS
                                           -----------------------------------------                               -------
                                                                           (E)              (F)
                                                                          OTHER         RESTRICTED                   (H)
              (A)                             (C)          (D)           ANNUAL            STOCK         (G)        LTIP
NAME AND PRINCIPAL                 (B)      SALARY      BONUS<F4>    COMPENSATION<F5>   AWARD(S)<F6>   OPTIONS/    PAYOUTS
POSITION                          YEAR        ($)          ($)             ($)              ($)        SARS(#)       ($)
Robert C. Snyder,                  1994    $ 396,516    $ 293,000            0             151,202      48,000         0
Chief Executive Officer            1993      378,000<F2>  106,000            0                   0      37,600         0
                                   1992      290,000       62,790            0                   0      40,000         0

Vernon E. Oechsle,                 1994      275,016      172,000            0              90,998      28,000         0
Executive Vice President           1993       65,000<F3>        0            0                   0      46,800         0
and Chief Operating Officer

T.F. Olt,                          1994      205,000       53,000            0                   0      15,000         0
President of                       1993      205,000            0            0                   0      12,000         0
Nichols-Homeshield(1)              1992      200,000       33,920            0                   0      20,000         0

Wayne M. Rose,                     1994      192,000      112,000            0              56,100      15,000         0
Vice President and                 1993      187,000       43,000            0                   0      12,000         0
Chief Financial Officer            1992      175,000       34,976            0                   0      20,000         0

Robert V. Kelly, Jr.,              1994      190,000      115,000            0              55,502      15,000         0
Vice President and                 1993      185,000       74,000            0                   0      12,000         0
MacSteel President                 1992      175,000       52,286            0                   0      20,000         0
                                       (I)
              (A)                   ALL OTHER
NAME AND PRINCIPAL               COMPENSATION<F7>
POSITION                               ($)
Robert C. Snyder,                    $ 3,750
Chief Executive Officer                5,513
                                       5,438

Vernon E. Oechsle,                     3,750
Executive Vice President                   0
and Chief Operating Officer

T.F. Olt,                             13,325
President of                          10,281
Nichols-Homeshield(1)                 12,992

Wayne M. Rose,                         4,529
Vice President and                     4,614
Chief Financial Officer                4,810

Robert V. Kelly, Jr.,                  4,243
Vice President and                     4,833
MacSteel President                     5,330

<F1>Although Mr. Olt is not an executive officer of the Company, he performs a policymaking function for the Company as the President of the Company's Nichols-Homeshield Division. Accordingly, for purposes of this Proxy Statement, he is considered to be an executive officer of the Company.

<F2>First full year as Chief Executive Officer.

<F3>Joined the Company on August 1, 1993.

<F4>Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in the following year.

<F5>The dollar value of perquisites and other personal benefits were less than the lesser of either $50,000 or 10 percent of the total of annual salary and bonus for each named officer and therefore has been excluded.

<F6>Awards consist of restricted common stock valued at the market closing price on the date of grant. Dividends are paid on the restricted shares to the same extent as paid on the Common Stock. At the end of fiscal 1994, Messrs. Snyder, Oechsle, Rose and Kelly respectively held 7,331, 4,412, 2,720, and 2,691 shares of restricted stock valued at $182,359, $109,749, $67,660 and $66,939 based on the October 31, 1994 closing price of $24.875.

<F7>Represents matching contributions by the Company to defined contribution plans.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR<F1>
                                               INDIVIDUAL
                                                 GRANTS
- --------------------------------------------------------------------------------------------------------    GRANT DATE
                                                                     (C)                                       VALUE
                                                                 % OF TOTAL                                -------------
                                                                  OPTIONS/
                                                       (B)          SARS           (D)                          (F)
                                                    OPTIONS/     GRANTED TO      EXERCISE                      GRANT
                                                      SARS        EMPLOYEES      OR BASE         (E)           DATE
                       (A)                          GRANTED(1)    IN FISCAL       PRICE       EXPIRATION      PRESENT
NAME                                                   (#)          YEAR        ($/SHARE)        DATE      VALUE ($)<F2>
Robert C. Snyder.................................     48,000         24.1%       $ 25.625      10-13-04      $ 568,800
Vernon E. Oechsle................................     28,000         14.1          25.625      10-13-04        331,800
T. F. Olt........................................     15,000          7.5          25.625      10-13-04        177,750
Wayne M. Rose....................................     15,000          7.5          25.625      10-13-04        177,750
Robert V. Kelly, Jr..............................     15,000          7.5          25.625      10-13-04        177,750

<F1>All stock options granted in fiscal 1994 become exercisable in 33 1/3%
    increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant.

<F2>Calculated using the Black-Scholes option pricing model. The calculation assumes volatility of 0.352, a risk free interest rate of 7.9%, an annual dividend yield of 2.19%, a 10-year option term, and option grants at $25.625 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                                                                     (E)
                                                                                (D)               VALUE OF
                                                                             NUMBER OF          UNEXERCISED
                                                                            UNEXERCISED         IN-THE-MONEY
                                                                            OPTIONS/SARS        OPTIONS/SARS
                                            (B)                (C)         AT FY-END (#)       AT FY-END ($)
                (A)                   SHARES ACQUIRED         VALUE         EXERCISABLE/        EXERCISABLE/
NAME                                  ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE
Robert C. Snyder...................       -0-                $-0-           84,199/86,401    $ 645,465/$209,073
Vernon E. Oechsle..................         10,000            44,850        5,600/]59,200       26,600/ 215,400
T. F. Olt..........................       -0-                -0-            38,332/29,668      285,241/  83,009
Wayne M. Rose......................       -0-                -0-            41,666/29,668      368,498/  83,009
Robert V. Kelly, Jr................       -0-                -0-            43,332/29,668      370,366/  83,009

                  ANNUAL RETIREMENT BENEFIT EXAMPLES AT AGE 65

                                               YEARS OF SERVICE
                                 --------------------------------------------
REMUNERATION                         15         20         25       30 OR OVER

$125,000........................ $  51,563  $  68,750  $  85,938   $ 100,000
$150,000........................    61,875     82,500    103,125     120,000
$175,000........................    72,188     96,250    120,313     140,000
$200,000........................    82,500    110,000    137,500     160,000
$225,000........................    92,813    123,750    154,688     180,000
$250,000........................   103,125    137,500    171,875     200,000
$300,000........................   123,750    165,000    206,250     240,000
$350,000........................   144,375    192,500    240,625     280,000
$400,000........................   165,000    220,000    275,000     320,000
$450,000........................   185,625    247,500    309,375     360,000
$500,000........................   206,250    275,000    343,750     400,000
$550,000........................   226,875    302,500    378,125     440,000
$600,000........................   247,500    330,000    412,500     480,000
$650,000........................   268,125    357,500    446,875     520,000
$700,000........................   288,750    385,000    481,250     560,000

    The above retirement benefit examples are subject to deduction for benefits under Social Security. Benefits provided under the Company's pension plans are determined on a life annuity basis but optional forms of benefits are available. Compensation used for the Company's pension plans is essentially the individual's cash compensation plus deferrals under the 401(k) Savings Plan and is that compensation shown as "Salary" and "Bonus" in the Summary Compensation Table. The Company's Salaried Employees' Pension Plan uses an average of the five highest consecutive calendar years compensation and the Company's Supplemental Benefit Plan uses an average of the highest 36 consecutive months of compensation.

    As of November 1, 1994, the individuals (other than Mr. Olt who participates in a separate defined contribution plan) named in the Summary Compensation Table had the following years of service under the Company's pension plans: R.C. Snyder -- 15; V.E. Oechsle -- 1; W.M. Rose -- 12; R.V. Kelly, Jr. -- 17.

RELATIVE MARKET PERFORMANCE PRESENTATION

    The following graph compares the Company's cumulative total stockholder return for the last five years with the cumulative total return of the Standard & Poors 500 Composite Stock Index (the "S & P 500") and the Company's industry peer group. The Company changed its peer group in fiscal 1994 to reflect changes in products and markets resulting primarily from divestitures. During 1993, the Company sold its Viking Metallurgical Subsidiary and its Bellville Tube Division. The current peer goup is comprised of: Alcan Aluminum, Ltd., Alcoa, Armco Inc., Birmingham Steel Corp., Carpenter Technology, CasTech Aluminum Group, Inc., Chaparral Steel Company, Inland Steel Industries, Keystone Consolidated Industries, Inc., Laclede Steel Co., Lukens Inc., N S Group, Inc., Nucor Corp., Oregon Steel Mills, Inc., Reynolds Metals Co., Roanoke Electric Steel Corp., and Worthington Industries. The 1993 peer group was comprised of: Alcan Aluminum, Ltd., Alcoa, Armco Inc., Birmingham Steel Corp., Carpenter Technology, Chaparral Steel Company, Kennametal Inc., Keystone Consolidated Industries, Inc., Laclede Steel Co., Lukens Inc., Modine Manufacturing Co., Oregon Steel Mills, Inc., Precision Castparts Corp., Reynolds Metals Co., Roanoke Electric Steel Corp., Trinity Industries, and Worthington Industries.

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                         1989      1990     1991      1992      1993      1994

Quanex ..............     100       70       153       131       144       184
S&P 500 .............     100       93       124       136       156       162
1994 Peer Group .....     100       86       103       108       128       156
1993 Peer Group .....     100       85       104       103       116       143

OTHER MATTERS AND SHAREHOLDER PROPOSALS

    At the date of this proxy statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgement on such matters. Any proposals of shareholders to be presented at the Annual Meeting to be held in 1996 that are eligible for inclusion in the Company's proxy statement for the meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than September 29, 1995.

    The Company's Bylaws provide that, for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days later than the anniversary date of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to shareholders or the date on which it is first disclosed to the public. A shareholder's notice to the Secretary must set forth with respect to each matter the shareholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting, (b) the name and address, as they appear on the Company's books, of the shareholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. In addition, if the shareholder's ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice. Assuming the 1996 Annual Meeting is held within 45 days of the anniversary date of the 1995 Annual Meeting, a shareholder notice relating to the 1996 Annual Meeting must be received no earlier than September 4, 1995, and no later than January 2, 1996.

Houston,Texas
January 27, 1995
                                      18
                                                                      APPENDIX A
                             Form of Proxy (Front)

                                     PROXY

                               QUANEX CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS

    IF NO SPECIFICATION IS MADE, PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE OR ANY SUBSTITUTE FOR THEM AND FOR ITEMS 2 THROUGH 6, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

    The undersigned shareholder of Quanex Corporation hereby appoints Donald J. Morfee and Robert C. Snyder, and either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on March 2, 1995, at 8:30 A.M., C.S.T., or at any adjournment or adjournments thereof, on the matters described in the enclosed Proxy Statement dated January 27, 1995.

                (Continued and to be signed on the other side)

                              Form of Proxy (Back)

                                                    /X/   PLEASE MARK YOUR
                                                            VOTES AS THIS

                  ----------------------  -------------------------
                        COMMON              DIVIDEND REINVESTMENT

Item 1 - Election of directors.
Nominees:                          FOR ALL NOMINEES        WITHHOLD AUTHORITY
Carl E. Pfeiffer                     LISTED OR ANY           TO VOTE FOR ALL
Vincent R. Scorsone                   SUBSTITUTES            NOMINEES LISTED
Donald G. Barger, Jr.                     / /                      / /

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE STRIKE A LINE
               THROUGH HIS NAME.

                                                         FOR   AGAINST   ABSTAIN

Item 2 - Approval of the Amendment to the 1989           / /     / /        / /
         Non-Employee Director Stock Option Plan.

Item 3 - Ratifying the Amendment to the Company's        / /     / /        / /
         1988 Stock Option Plan.

Item 4 - Approval of the Amendment to the Company's      / /     / /        / /
         1987 Non-Employee Director Stock Option Plan.

Item 5 - Ratifying the Amendment to the Company's        / /     / /        / /
         1978 Stock Option Plan.

Item 6 - Ratifying the selection of Deloitte & Touche    / /     / /        / /
         as independent auditors for the fiscal
         year ending October 31, 1995.

Item 7 - To vote in their discretion upon any other      / /     / /        / /
         business which may properly come before
         the meeting.
                                                       WILL ATTEND          / /
                                                         MEETING

Signature(s) ______________________           Date ______________________ , 1995

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                     APPENDIX B
                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                             1978 STOCK OPTION PLAN

                  THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation 1978 Stock Option Plan" (the "Plan"); and

                  WHEREAS, the Board of Directors of the Company retained the right in Section 13 of the Plan to amend the Plan from time to time; and

                  WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

                  NOW, THEREFORE, the Board of Directors of the Company agrees that Section 10 of the Plan is hereby amended, effective with respect to both Options outstanding on the date of the adoption of this Amendment and all Options issued in the future under this Plan, as follows:

                  10. EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH. If, prior to the date that any portion of an option shall first become exercisable, the participant's employment with the Company and its subsidiaries shall be terminated, with or without cause, for any reason other than the death, permanent disability, or retirement of the participant, the participant's right to exercise any portion of that option shall terminate and all rights thereunder shall cease.

                  On or after the date that any portion of an option shall first become exercisable, to the extent such rights shall not previously have been exercised, the option shall terminate and become null and void on the last day of the three month period commencing on the date of termination of the participant's employment, whether voluntary or involuntary, whether with or without cause, for any reason other than the death, permanent disability, or retirement of the participant, during which period the participant shall be entitled to exercise the option in respect of the number of shares that the participant would have been entitled to exercise such option had the participant exercised the option right on the date of such termination of employment.

                  In the event of the death, permanent disability, or retirement of a holder of an option, before the date of expiration of such option, such option shall continue fully in effect, including provisions providing for subsequent vesting of such option, and shall terminate on the date of expiration of the option notwithstanding any provision to the contrary in the optionee's option agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the option to exercise the option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

                  In any event, a participant's option will terminate on the last day of the ten year period commencing on the date of grant.

                  This Amendment shall be effective as of December 8, 1994; provided that it shall not be effective as to any Option held by a person that is subject to the reporting and liability provisions of Section 16(a) or Section 16(b) of the Securities Exchange Act of 1934 unless and until the Amendment is approved by the holders of a majority of the outstanding shares of Common Stock of the Company.

Dated:  October 20, 1994

                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                  1987 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                  THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation Employee Stock Option and Restricted Stock Plan" (the "Plan"); and

                  WHEREAS, the Board of Directors of the Company retained the right in Section 13 of the Plan to amend the Plan from time to time; and

                  WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

                  NOW, THEREFORE, subject to the requirement set forth below, the Board of Directors of the Company agrees that Paragraph 9 of the Plan is hereby amended, effective with respect to both Options outstanding on the date of the adoption of this Amendment and all Options issued in the future under this Plan, as follows:

                  9. Termination of Employment or Death of Optionee. Except as may be otherwise expressly provided herein all Options shall terminate on the earlier of the date of the expiration of the Option or the date that is three months after the optionee ceases to be a member of the Company's Board of Directors, for any reason other than the death, permanent disability or, retirement of the optionee, during which period the optionee shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date the optionee ceased to be a member of the Company's Board of Directors.

                  In the event the optionee ceases to be a member of the Company's Board of Directors because of his death, permanent disability or retirement from the Board of Directors of the Company, before the date of expiration of his Option, such Option shall continue fully in effect, including provisions providing for subsequent vesting of such Option, and shall terminate on the date of expiration of the Option notwithstanding any provision to the contrary in the optionee's Option Agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

                  In any event, an Option shall terminate on the tenth anniversary of the date of grant of such Option.

                  For purposes of this Paragraph 9, an Optionee will be treated as having retired from the Company's Board of Directors if the Optionee shall, at the time the Optionee ceases to be a member of the Board of Directors of the Company, have served at least two full three-year terms of office as a director of the Company or six years of service as a director of the Company.

                  This Amendment shall be effective as of December 8, 1994, but shall be subject to the approval of the holders of a majority of the outstanding shares of Common Stock of the Company. If such approval is not obtained by December 31, 1995, this Amendment shall be null and void and of no force or effect.


Dated:  October 20, 1994

                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                             1988 STOCK OPTION PLAN

                  THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation 1988 Stock Option Plan" (the "Plan"); and

                  WHEREAS, the Board of Directors of the Company retained the right in Section 18 of the Plan to amend the Plan from time to time; and

                  WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

                  NOW, THEREFORE, the Board of Directors of the Company agrees that Paragraph 12 of the Plan is hereby amended, effective with respect to both Non-statutory Options outstanding on the date of the adoption of this Amendment and all Non-statutory Options issued in the future under this Plan, as follows:

                  12. Termination of Employment or Death of Optionee. Except as may be otherwise expressly provided herein with respect to an Option that is a Non-statutory Stock Option, all Options shall terminate on the earlier of the date of the expiration of the Option or one day less than three months after the date of severance, upon severance of the employment relationship between the Company and the optionee, whether with or without cause, for any reason other than the death, disability or, in the case of Non-statutory Stock Options only, Retirement of the optionee, during which period the optionee shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date of such severance of employment. Whether authorized leave of absence, or absence on military or government service, shall constitute severance of the employment relationship between the Company and the optionee shall be determined by the Committee at the time thereof. In the event of severance because of the disability of the holder of any Incentive Stock Option while in the employ of the Company and before the date of expiration of such Incentive Stock Option, such Incentive Stock Option shall terminate on the earlier of such date of expiration or one year following the date of such severance because of disability, during which period the optionee shall be entitled to exercise the Incentive Stock Option in respect to the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Incentive Stock Option on the date of such severance because of disability. In the event of the death of the holder of any Incentive Stock Option while in the employ of the Company and before the date of expiration of such Incentive Stock Option, such Incentive Stock Option shall terminate on the earlier of such date of expiration or one year following the date of death. After the death of the optionee, his executors, administrators or any person or persons to whom his Incentive Stock Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of an Incentive Stock Option to exercise the Incentive Stock Option, in respect to the number of shares that the optionee would have been entitled to exercise if he had exercised the Incentive Stock Option on the date of his death while in employment. For purposes of Incentive Stock Options issued under this Plan, an employment relationship between the Company and the optionee shall be deemed to exist during any period in which the optionee is employed by the Company, a corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies, or a parent or subsidiary corporation of such corporation issuing or assuming an option. For this purpose, the phrase "corporation issuing or assuming an option" shall be substituted for the word "Company" in the definitions of parent and subsidiary corporations in Section 4 and the parent-subsidiary relationship shall be determined at the time of the corporate action described in Section 424(a) of the Code.

                  In the event of the death, disability, or Retirement of a holder of a Non-statutory Stock Option, before the date of expiration of such Non-statutory Stock Option, such Non-statutory Stock Option shall continue fully in effect, including provisions providing for subsequent vesting of such Option, and shall terminate on the date of expiration of the Non-statutory Stock Option notwithstanding any provision to the contrary in the optionee's Option Agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his Non-statutory Stock Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Non-statutory Stock Option to exercise the

           Non-statutory Stock Option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive. Notwithstanding the foregoing provisions of this Section, in the case of a Non-statutory Stock Option granted on or after December 8, 1994, the Committee may establish any option termination date in the Option Agreement with respect to such Option that is not later than ten years from the date of grant and impose restrictions on the exercise of such Option.

                  This Amendment shall be effective as of December 8, 1994; provided that it shall not be effective as to any Option held by a person that is subject to the reporting and liability provisions of Section 16(a) or Section 16(b) of the Securities Exchange Act of 1934 unless and until the Amendment is approved by the holders of a majority of the outstanding shares of Common Stock of the Company.

Dated: October 20, 1994

                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                  1989 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                  THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation Employee Stock Option and Restricted Stock Plan" (the "Plan"); and

                  WHEREAS, the Board of Directors of the Company retained the right in Section 13 of the Plan to amend the Plan from time to time; and

                  WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

                  NOW, THEREFORE, subject to the requirement set forth below, the Board of Directors of the Company agrees that Paragraph 9 of the Plan is hereby amended, effective with respect to both Options outstanding on the date of the adoption of this Amendment and all Options issued in the future under this Plan, as follows:

                  9. Termination of Employment or Death of Optionee. Except as may be otherwise expressly provided herein all Options shall terminate on the earlier of the date of the expiration of the Option or the date that is three months after the optionee ceases to be a member of the Company's Board of Directors, for any reason other than the death, permanent disability or, retirement of the optionee, during which period the optionee shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date the optionee ceased to be a member of the Company's Board of Directors.

                  In the event the optionee ceases to be a member of the Company's Board of Directors because of his death, permanent disability or retirement from the Board of Directors of the Company, before the date of expiration of his Option, such Option shall continue fully in effect, including provisions providing for subsequent vesting of such Option, and shall terminate on the date of expiration of the Option notwithstanding any provision to the contrary in the optionee's Option Agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

                  In any event, an Option shall terminate on the tenth anniversary of the date of grant of such Option.

                  For purposes of this Paragraph 9, an Optionee will be treated as having retired from the Company's Board of Directors if the Optionee shall, at the time the Optionee ceases to be a member of the Board of Directors of the Company, have served at least two full three-year terms of office as a director of the Company or six years of service as a director of the Company.

                  This Amendment shall be effective as of December 8, 1994, but shall be subject to the approval of the holders of a majority of the outstanding shares of Common Stock of the Company. If such approval is not obtained by December 31, 1995, this Amendment shall be null and void and of no force or effect.

Dated:  October 20, 1994